EXHIBIT 99.1

For Information Contact

At Greater Bay Bancorp	At Silverman Heller Associates
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 838-6101	(310) 208-2550
James S. Westfall, EVP and CFO
(650) 838-6108

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP COMPLETES PRIVATE OFFERING

OF $150 MILLION OF SENIOR NOTES

PALO ALTO, Calif. – April 15, 2005 – Greater Bay Bancorp (Nasdaq:GBBK), a $6.9 billion in assets financial services holding company, today announced the sale of $150 million of senior notes in a private offering to qualified institutional buyers and institutional accredited investors under Rule 144A of the Securities Act of 1933.

The notes bear interest at a fixed rate of 5.125% each year until maturity in April 2010. The notes are not redeemable prior to maturity. Interest on the notes will be paid semi-annually, beginning on October 15, 2005.

The net proceeds from the offering will be used for general corporate purposes, which may include advances to or investments in the Company’s subsidiaries, working capital, capital expenditures, acquisitions, repaying, reducing or refinancing other indebtedness or repurchase of the Company’s outstanding securities, including common stock.

The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Greater Bay Bancorp, a diversified financial services holding company, provides community banking services in the Greater San Francisco Bay Area through its community banking organization, including Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank. Nationally, Greater Bay Bancorp provides specialized lending and loan services through its specialty finance group, which includes Matsco, CAPCO and Greater Bay Capital. ABD Insurance and Financial Services, the Company’s insurance brokerage subsidiary provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2004 and particularly the discussion of risk factors within such documents

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